Exhibit 10.75
FUELCELL ENERGY, INC.
3 Great Pasture Road, Danbury,
Connecticut, 06813
February 22, 2011
Joseph G. Mahler
Re: FuelCell Energy, Inc. Employment Agreement
Dear Joe:
This letter agreement (the “Letter Agreement”) is intended to supplement your employment agreement, dated October 5, 1998 (the “Employment Agreement”), by and between you and FuelCell Energy, Inc. (the “Company”).
In consideration of your assumption of additional responsibilities with the Company, you shall be entitled to receive a cash bonus of $90,000 (the “Special Bonus”). The Special Bonus shall be payable on February 8, 2012 (the “Bonus Payment Date”) and, except as otherwise provided herein, shall be contingent upon your continued employment with the Company through the Bonus Payment Date.
If you cease to be employed by the Company as a result of the Company’s termination of your employment without cause pursuant to Section 7.4 of the Employment Agreement or your termination of your employment for good reason pursuant to Section 7.1 of the Employment Agreement, the Company shall also pay you the Special Bonus.
The obligations set forth in this letter shall be in addition to, and not in lieu of, any other obligations set forth in the Employment Agreement. Except as specifically modified by this Letter Agreement, the Employment Agreement shall remain in full force and effect and is hereby ratified by the parties. To the extent that this Letter Agreement conflicts with any of the provisions of the Employment Agreement, this Letter Agreement shall control and supersede the Employment Agreement with respect to the subject matter hereof.
This Letter Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.

Sincerely,

FUELCELL ENERGY, INC.

/s/ Arthur Bottone Arthur Bottone, Chief Executive Officer

AGREED AND ACCEPTED as of this _____th day of February, 2011:

/s/ Joseph G. Mahler Joseph G. Mahler